Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rules 456(b) and 457(r)
	Debt	Debt Securities	Rules 456(b) and 457(r)
	Other	Common Stock Warrants	Rules 456(b) and 457(r)
	Other	Debt Securities Warrants	Rules 456(b) and 457(r)
	Other	Stock Purchase Contracts	Rules 456(b) and 457(r)
	Other	Stock Purchase Units	Rules 456(b) and 457(r)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NA	N/A	N/A	N/A	N/A

	Total Offering Amounts							N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A
(1)

An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at unspecified prices pursuant to this Registration Statement.

(2)

In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Motorola Solutions, Inc. (“Motorola Solutions”) is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. Motorola Solutions will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.